Exhibit 99.1

August 2, 2017

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

                 Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES SECOND QUARTER 2017 RESULTS

Continued Improvement in Aggregates Unit Profitability

Extreme Wet Weather in the Southeast and Mid-Atlantic Slowed Shipments

Fundamental Demand Drivers Continue to Strengthen

Birmingham, Alabama – August 2, 2017 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the second quarter ended June 30, 2017.

Net earnings were $120 million and Adjusted EBITDA was $288 million. The Company’s second quarter results reflect record unit profitability in its Aggregates segment despite wet weather and difficult operating conditions across many of its Southeastern and mid-Atlantic markets. Extreme wet weather across the Southeast and weaker demand in Illinois and coastal Texas contributed to a 3 percent decline in same-store aggregates shipments compared to the prior year. Same-store pricing in aggregates improved 5 percent.

Tom Hill, Chairman and Chief Executive Officer, said, “Aggregates shipments in the quarter were hit hard by prolonged and extremely wet weather in the Southeast, particularly in May and June, and the absence or delayed timing of large project work in Illinois and coastal Texas compared to last year. This shortfall in second quarter aggregates shipments drove most of the difference in our reported results versus our plan.

“Despite the volume shortfall in the quarter, I am very encouraged by what I see happening behind the reported numbers. Private demand in our markets continued to strengthen. Highway project starts accelerated in the second quarter, signaling an end to the softness in starts that we have been working through for the last year. Our shipment backlog for public highway work hasn’t been this high in at least three years. California and Virginia, important states for us, have returned to shipment growth. Our recent acquisitions are performing well. And, our core profitability in aggregates continues to improve. Aggregates unit gross profit was a second quarter record despite the wet weather we experienced in some of our strongest markets. Aggregates pricing, adjusted for mix, was consistent with full year expectations. These results are a good indication of the market’s visibility to further demand recovery.

“Our business remains on track with our longer-term goals and expectations. We remain confident in the sustained, multi-year recovery in materials demand across our markets and in the further, compounding improvements to our unit profitability. We anticipate 5 to 10 percent growth in shipments from August through the end of the year. However, given the shortfall in shipments to date, we now expect full year aggregates shipments of 182 to 187 million tons and full year Adjusted EBITDA of $1.05 to $1.13 billion.”

Page 2 August 2, 2017

Second Quarter Summary (compared with prior year’s second quarter)

●	Total revenues increased $74 million, or 8 percent, to $1.03 billion
●	Gross profit was $292 million, in line with the prior year
●	Aggregates segment sales increased $26 million, or 3 percent, to $818 million, and aggregates freight-adjusted revenues increased $17 million, or 3 percent, to $631 million
▪	Shipments decreased 0.8 million tons, or 2 percent, to 48.0 million tons
▪	Freight-adjusted sales price increased $0.55 per ton, or 4 percent
▪	Segment gross profit was $253 million, approximating the prior year
●	Asphalt, Concrete and Calcium segment gross profit improved 2 percent, collectively, to $39 million
●	SAG was $83 million, flat with the prior year and down 60 basis points as a percentage of total revenues
●	Net earnings were $120 million, a decrease of $5 million, or 4 percent
●	Adjusted EBIT was $211 million, an increase of $3 million, or 2 percent
●	Adjusted EBITDA was $288 million, an increase of $8 million, or 3 percent
●	Earnings from continuing operations were $0.83 per diluted share versus $0.93 per diluted share
●	Adjusted earnings from continuing operations were $0.90 per diluted share in both the current year’s second quarter and prior year

Trailing-Twelve-Month Summary (compared with prior twelve month period)

●	Total revenues were $3.70 billion, an increase of $92 million, or 3 percent
●	Gross profit was $996 million, a decrease of $6 million, or 1 percent
●	Aggregates segment sales increased $36 million, or 1 percent, to $3.00 billion, and aggregates freight-adjusted revenues increased $45 million, or 2 percent, to $2.32 billion
▪	Shipments decreased 5.7 million tons, or 3 percent, to 179.6 million tons
▪	Freight-adjusted sales price increased $0.64 per ton, or 5 percent
▪	Segment gross profit decreased $19 million, or 2 percent, to $864 million
●	Asphalt, Concrete and Calcium segment gross profit improved $13 million, collectively
●	SAG was $321 million, in line with full year expectations
●	Net earnings were $420 million, an increase of $42 million, or 11 percent
●	Adjusted EBIT was $676 million, a decrease of $5 million, or 1 percent
●	Adjusted EBITDA was $968 million, an increase of $6 million, or 1 percent
●	Earnings from continuing operations were $3.02 per diluted share versus $2.86 per diluted share
●	Adjusted earnings from continuing operations were $2.95 per diluted share versus $2.98 per diluted share

Page 3 August 2, 2017

Segment Results

Aggregates

Shipment trends in aggregates varied widely across the Company’s footprint, largely due to weather and the timing of large projects. Aggregates shipments decreased 2 percent versus the prior year’s quarter and same-store shipments declined 3 percent. Alabama, Florida, Georgia, Louisiana and Mississippi combined saw shipments decline 12 percent versus the prior year’s second quarter. Severe wet weather and flooding slowed construction activity and impaired shipments in May and June, two key months of the construction season. Aggregates shipments in Florida and Georgia, for example, declined double-digits in June despite very strong underlying market conditions. Coastal Texas and Illinois also experienced significant shipment declines. In Illinois, shipments declined 19 percent versus the prior year due in part to the absence of a state budget to support public construction. Coastal Texas shipments in the quarter were impacted by a softer local economy and the relative timing of DOT spending and other large project activity; however, backlogs for that market remain strong. Markets outside of these areas combined to grow 6 percent versus the prior year’s second quarter – more in line with trend and despite weather challenges in Virginia, the Carolinas and Tennessee. Shipments in California grew 10 percent, driven by private construction activity and the catch-up on work deferred from the very wet first quarter. California’s passage of a long-term transportation bill resolved Caltrans’ funding uncertainty and should, along with other factors, support sustained shipping rate improvements over the coming years.

Fundamental demand drivers and leading indicators for shipment growth continued to strengthen in the quarter for Vulcan-served markets. Trailing-twelve-month construction starts in our markets have steadily improved from a year ago, outpacing non-Vulcan markets by a wide margin. Private construction starts remain strong, led by continued growth in both residential and nonresidential buildings. Importantly, public construction starts have turned positive due to growth in highway and road spending. Additionally, the pre-construction pipeline of projects continues to grow across our footprint. State and local governments have continued to pass funding measures to increase public infrastructure investment significantly, and more projects supported by federal FAST Act funding have moved further toward the active construction stage.

Broad pricing momentum continued across the Company’s footprint with substantially all markets realizing price growth in the second quarter. For the quarter, same-store freight-adjusted average sales price for aggregates increased 5 percent versus the prior year, or $0.59 per ton, despite a negative mix impact. The overall pricing climate remains favorable as visibility to a sustained recovery improves and as construction materials producers stay focused on earning adequate returns on capital. California and Georgia each realized high-single digit price growth, again supported by clear and improving visibility to sustained growth in demand.

Second quarter Aggregates segment gross profit was $253 million, or $5.27 per ton. Segment results in the quarter were negatively impacted by product shipment mix, acquisition-related integration costs, a 15 percent increase in the unit cost of diesel fuel and costs related to the transition to two new, more efficient ships to transport aggregates from our quarry in Mexico. In total, these items negatively impacted segment gross profit by $16 million in comparison to the prior year.

Page 4 August 2, 2017

Asphalt, Concrete and Calcium

Our non-aggregates segments’ second quarter gross profit was $39 million, a 2 percent increase over the prior year’s period. Asphalt segment gross profit decreased $2 million to $29 million. Shipments increased 16 percent in total and 6 percent on a same-store basis. Arizona and California (the Company’s largest asphalt market) drove most of the same-store growth in shipments. Solid volume growth was offset by lower price, higher liquid asphalt unit cost, and costs related to integration of recent acquisitions.

Concrete segment gross profit was $9 million in the quarter compared to $6 million in the prior year period. Shipments increased 21 percent versus the prior year as volumes increased in most of the Company’s concrete markets, including Texas and Virginia (the Company’s largest concrete market). On a same-store basis, volumes increased 11 percent. Materials margins and unit gross profit in concrete also improved versus the prior year.

Calcium segment gross profit was $0.6 million versus $1.1 million in the prior year.

On a trailing-twelve-month basis, total gross profit in our non-aggregates segments was $132 million, an 11 percent increase from the prior year’s comparable period.

Growth, Capital Allocation, and Financial Position

As of June 30, year-to-date capital expenditures were $291 million. This amount included $107 million invested in internal growth projects to enhance the Company’s aggregates distribution network to markets without local aggregates reserves, as well as development of new sites and other growth investment projects. Core capital investments to replace existing property, plant and equipment made up the remaining $184 million, and are expected to be approximately $300 million for the full year.

The Company remains active in the pursuit of bolt-on acquisitions and other value-creating growth investments. Since January, the Company has closed acquisitions totaling $212 million. These acquisitions complement our leading positions in certain California, Illinois, New Mexico and Tennessee markets.

At the end of the second quarter, total debt was $3.4 billion and cash was $1.1 billion. Total debt included $1 billion of new notes issued in June to help fund acquisitions and other growth investments, including the previously announced agreement to acquire the assets of Aggregates USA, and to retire $523 million of notes due in June and December of 2018. Retirement of the 2018 maturities was completed on July 12 for $566 million using proceeds from the new notes and cash. Full year interest expense will be approximately $193 million, including $46 million of one-time charges incurred in the third quarter for the early debt retirement.

During the quarter, the Company returned $44 million to shareholders through dividends and share repurchases, bringing the year-to-date total to $126 million.

Page 5 August 2, 2017

Selling, Administrative and General (SAG), Other Operating Expense and Taxes

Selling, Administrative and General (SAG) expenses were $83 million, flat with the prior year. Trailing-twelve-month SAG expenses were $321 million, in line with full-year expectations, which remain unchanged.

Other operating expenses were $18 million in the second quarter versus $6 million in the prior year. The year-over-year change is primarily due to certain charges associated with previously divested operations.

Expectations for the full-year 2017 effective tax rate continue to be 28 percent.

Demand and Earnings Outlook

Regarding the Company’s earnings outlook for 2017, Mr. Hill stated, “We are excited about the growth opportunities ahead of us. Leading indicators, such as growth in the pre-construction pipeline and in construction starts in our markets, as well as growth in our own order backlogs, point toward a return to growth in the second half of this year and beyond. However, the rate of growth through the remainder of this year will depend on the pace at which our customers catch up on deferred work and on the timing of our shipments to large projects in our backlog. Given these factors and the significant shortfall to plan experienced in the second quarter, we have revised our outlook for shipments to between 182 and 187 million tons. Primarily due to this lower expectation for 2017 aggregates shipments, we now project full year Adjusted EBITDA of between $1.05 and $1.13 billion. Other management expectations (e.g. aggregates price improvement, asphalt and concrete gross profit growth, SAG expense, capital spending, and effective tax rate) remain as outlined in our fourth quarter 2016 earnings communication.

“Our confidence in the longer term outlook for our business remains strong. Our industry-leading core profitability in aggregates keeps improving. Operational excellence, solid sales execution and cost control continue to have a strong positive impact on the bottom line, in spite of the last twelve months of uneven growth. We have the financial strength to continue making smart growth investments that fit us best and we are committed to continuous improvement in safety, customer service and operational efficiencies.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on August 2, 2017. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 866-564-2842 approximately 10 minutes before the scheduled start. International participants can dial 323-794-2130. The conference ID is 4834215. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of other construction materials.

Page 6 August 2, 2017

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, greenhouse gas emissions, the definition of minerals or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; modification to the terms of the acquisition of Aggregates USA, LLC may be required in order to satisfy approvals or conditions; business disruption during the pendency of, or following the acquisition of, Aggregates USA, LLC, including diversion of management time; the potential of goodwill or long-lived asset impairment; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

(in thousands, except per share data)
	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2017	2016	2017	2016

Total revenues	$1,030,763	$956,825	$1,818,091	$1,711,552
Cost of revenues	738,988	664,641	1,366,337	1,254,649
Gross profit	291,775	292,184	451,754	456,903
Selling, administrative and general expenses	82,793	82,681	164,914	159,149
Gain on sale of property, plant & equipment and businesses	2,773	356	3,142	911
Business interruption claims recovery	0	10,962	0	10,962
Impairment of long-lived assets	0	(860)	0	(10,506)
Other operating expense, net	(17,768)	(6,175)	(23,595)	(20,414)
Operating earnings	193,987	213,786	266,387	278,707
Other nonoperating income (expense), net	1,869	29	3,893	(666)
Interest expense, net	38,455	33,333	72,531	67,065
Earnings from continuing operations before income taxes	157,401	180,482	197,749	210,976
Income tax expense	45,652	53,241	42,477	41,772
Earnings from continuing operations	111,749	127,241	155,272	169,204
Earnings (loss) on discontinued operations, net of tax	8,390	(2,532)	9,788	(4,338)
Net earnings	$120,139	$124,709	$165,060	$164,866

Basic earnings (loss) per share
Continuing operations	$0.84	$0.95	$1.17	$1.27
Discontinued operations	$0.07	$(0.02)	$0.08	$(0.04)
Net earnings	$0.91	$0.93	$1.25	$1.23

Diluted earnings (loss) per share
Continuing operations	$0.83	$0.93	$1.15	$1.24
Discontinued operations	$0.06	$(0.01)	$0.07	$(0.03)
Net earnings	$0.89	$0.92	$1.22	$1.21

Weighted-average common shares outstanding
Basic	132,413	133,419	132,524	133,619
Assuming dilution	134,735	136,208	134,925	136,136
Cash dividends per share of common stock	$0.25	$0.20	$0.50	$0.40
Depreciation, depletion, accretion and amortization	$76,775	$71,908	$148,339	$141,314
Effective tax rate from continuing operations	29.0%	29.5%	21.5%	19.8%

Table B

Vulcan Materials Company

and Subsidiary Companies

(in thousands)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2017	2016	2016
Assets
Cash and cash equivalents	$1,129,799	$258,986	$91,902
Restricted cash	0	9,033	0
Accounts and notes receivable
Accounts and notes receivable, gross	573,029	494,634	537,127
Less: Allowance for doubtful accounts	(2,943)	(2,813)	(4,332)
Accounts and notes receivable, net	570,086	491,821	532,795
Inventories
Finished products	318,465	293,619	295,405
Raw materials	27,106	22,648	25,366
Products in process	1,210	1,480	2,223
Operating supplies and other	28,148	27,869	24,872
Inventories	374,929	345,616	347,866
Prepaid expenses	109,998	31,726	50,844
Total current assets	2,184,812	1,137,182	1,023,407
Investments and long-term receivables	38,888	39,226	38,924
Property, plant & equipment
Property, plant & equipment, cost	7,531,536	7,185,818	7,052,051
Allowances for depreciation, depletion & amortization	(3,992,728)	(3,924,380)	(3,834,680)
Property, plant & equipment, net	3,538,808	3,261,438	3,217,371
Goodwill	3,101,439	3,094,824	3,094,824
Other intangible assets, net	834,971	769,052	754,341
Other noncurrent assets	171,025	169,753	161,246
Total assets	$9,869,943	$8,471,475	$8,290,113
Liabilities
Current maturities of long-term debt	525,776	138	131
Trade payables and accruals	202,753	145,042	176,476
Other current liabilities	197,264	227,064	156,071
Total current liabilities	925,793	372,244	332,678
Long-term debt	2,809,293	1,982,751	1,982,527
Deferred income taxes, net	706,726	702,854	683,999
Deferred revenue	195,020	198,388	203,800
Other noncurrent liabilities	631,007	642,762	607,778
Total liabilities	$5,267,839	$3,898,999	$3,810,782
Equity
Common stock, $1 par value	132,181	132,339	133,027
Capital in excess of par value	2,797,269	2,807,995	2,804,279
Retained earnings	1,810,528	1,771,518	1,661,459
Accumulated other comprehensive loss	(137,874)	(139,376)	(119,434)
Total equity	$4,602,104	$4,572,476	$4,479,331
Total liabilities and equity	$9,869,943	$8,471,475	$8,290,113

Table C

Vulcan Materials Company

and Subsidiary Companies

(in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows		June 30
(Condensed and unaudited)	2017	2016
Operating Activities
Net earnings	$165,060	$164,866
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	148,339	141,314
Net gain on sale of property, plant & equipment and businesses	(3,142)	(911)
Contributions to pension plans	(4,744)	(4,737)
Share-based compensation expense	13,671	10,832
Deferred tax expense (benefit)	2,901	2,592
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(170,701)	(157,216)
Other, net	3,838	(1,738)
Net cash provided by operating activities	$155,222	$155,002
Investing Activities
Purchases of property, plant & equipment	(291,034)	(199,764)
Proceeds from sale of property, plant & equipment	8,530	2,427
Payment for businesses acquired, net of acquired cash	(210,562)	(1,611)
Decrease in restricted cash	9,033	1,150
Other, net	405	1,862
Net cash used for investing activities	$(483,628)	$(195,936)
Financing Activities
Proceeds from line of credit	5,000	3,000
Payment of line of credit	(5,000)	(3,000)
Payment of current maturities and long-term debt	(235,007)	(9)
Proceeds from issuance of long-term debt	1,600,000	0
Debt discounts and issuance costs	(15,046)	0
Purchases of common stock	(60,303)	(69,156)
Dividends paid	(66,194)	(53,338)
Share-based compensation, shares withheld for taxes	(24,231)	(28,721)
Net cash provided by (used for) financing activities	$1,199,219	$(151,224)
Net increase (decrease) in cash and cash equivalents	870,813	(192,158)
Cash and cash equivalents at beginning of year	258,986	284,060
Cash and cash equivalents at end of period	$1,129,799	$91,902

Table D

Segment Financial Data and Unit Shipments

	(in thousands, except per unit data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Total Revenues
Aggregates [1]	$817,586	$791,497	$1,467,886	$1,426,365
Asphalt	175,758	142,055	271,534	231,154
Concrete	105,213	81,246	193,963	151,643
Calcium	1,971	2,448	3,857	4,358
Segment sales	$1,100,528	$1,017,246	$1,937,240	$1,813,520
Aggregates intersegment sales	(69,765)	(60,421)	(119,149)	(101,968)
Total revenues	$1,030,763	$956,825	$1,818,091	$1,711,552

Gross Profit
Aggregates	$252,791	$254,008	$392,953	$402,392
Asphalt	28,918	30,925	37,558	43,139
Concrete	9,481	6,146	19,935	9,623
Calcium	585	1,105	1,308	1,749
Total	$291,775	$292,184	$451,754	$456,903

Depreciation, Depletion, Accretion and Amortization
Aggregates	$60,832	$59,414	$118,488	$116,925
Asphalt	6,615	4,136	12,347	8,368
Concrete	3,672	3,088	6,695	6,069
Calcium	192	196	387	379
Other	5,464	5,074	10,422	9,573
Total	$76,775	$71,908	$148,339	$141,314

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [2]	$631,425	$614,778	$1,128,230	$1,101,695
Aggregates - tons	47,967	48,766	86,213	87,973
Freight-adjusted sales price [3]	$13.16	$12.61	$13.09	$12.52
Other Products
Asphalt Mix - tons	2,917	2,515	4,695	4,214
Asphalt Mix - sales price	$52.90	$54.10	$52.26	$53.27

Ready-mixed concrete - cubic yards	910	752	1,702	1,400
Ready-mixed concrete - sales price	$115.08	$108.06	$113.65	$108.30

Calcium - tons	70	91	136	163
Calcium - sales price	$28.39	$26.91	$28.29	$26.72

[1]	Includes crushed stone, sand and gravel, sand, other aggregates, as well as freight, delivery and transportation revenues, and other revenues related to services.
[2]	Freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.
[3]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.	Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

(in thousands)
	Six Months Ended
	June 30
	2017	2016

Cash Payments
Interest (exclusive of amount capitalized)	$67,849	$67,679
Income taxes	117,204	64,556

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	$17,924	$20,850
Amounts referable to business acquisitions
Liabilities assumed	1,935	0

2.	Reconciliation of Non-GAAP Measures

Gross profit margin excluding freight and delivery revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with our competitors and consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Gross profit	$291,775	$292,184	$451,754	$456,903
Total revenues	$1,030,763	$956,825	$1,818,091	$1,711,552
Gross profit margin	28.3%	30.5%	24.8%	26.7%

Gross Profit Margin Excluding Freight and Delivery Revenues

(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Gross profit	$291,775	$292,184	$451,754	$456,903
Total revenues	$1,030,763	$956,825	$1,818,091	$1,711,552
Freight and delivery revenues [1]	136,167	142,300	254,269	263,511
Total revenues excluding freight and delivery revenues	$894,596	$814,525	$1,563,822	$1,448,041
Gross profit margin excluding freight and delivery revenues	32.6%	35.9%	28.9%	31.6%

[1]	Includes freight to remote distribution sites.

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes freight, delivery and transportation revenues, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Aggregates segment
Gross profit	$252,791	$254,008	$392,953	$402,392
Segment sales	$817,586	$791,497	$1,467,886	$1,426,365
Gross profit margin	30.9%	32.1%	26.8%	28.2%
Incremental gross profit margin	N/A		N/A

Aggregates Segment Gross Profit as a Percentage of Freight-Adjusted Revenues

(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Aggregates segment
Gross profit	$252,791	$254,008	$392,953	$402,392
Segment sales	$817,586	$791,497	$1,467,886	$1,426,365
Less
Freight, delivery and transportation revenues [1]	176,395	173,397	324,293	317,147
Other revenues	9,766	3,322	15,363	7,523
Freight-adjusted revenues	$631,425	$614,778	$1,128,230	$1,101,695
Gross profit as a percentage of freight-adjusted revenues	40.0%	41.3%	34.8%	36.5%
Incremental gross profit as a percentage of freight-adjusted revenues	N/A		N/A

[1]	At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We present this metric for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

(in thousands, except per ton data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Aggregates segment
Gross profit	$252,791	$254,008	$392,953	$402,392
Depreciation, depletion, accretion and amortization	60,832	59,414	118,488	116,925
Aggregates segment cash gross profit	$313,623	$313,422	$511,441	$519,317
Unit shipments - tons	47,967	48,766	86,213	87,973
Aggregates segment cash gross profit per ton	$6.54	$6.43	$5.93	$5.90

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We present this metric for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. We use this metric to assess the operating performance of our business and for a basis of strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

(in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Net earnings	$120,139	$124,709	$165,060	$164,866
Income tax expense	45,652	53,241	42,477	41,772
Interest expense, net	38,455	33,333	72,531	67,065
(Earnings) loss on discontinued operations, net of tax	(8,390)	2,532	(9,788)	4,338
EBIT	$195,856	$213,815	$270,280	$278,041
Depreciation, depletion, accretion and amortization	76,775	71,908	148,339	141,314
EBITDA	$272,631	$285,723	$418,619	$419,355
Gain on sale of real estate and businesses	$0	$0	$0	$0
Business interruption claims recovery, net of incentives	0	(10,962)	0	(10,962)
Charges associated with divested operations	15,023	3,847	16,401	15,697
Fair market value adjustments for acquired inventory	0	0	0	0
Asset impairment	0	860	0	10,506
Restructuring charges	0	0	1,942	320
Adjusted EBITDA	$287,654	$279,468	$436,962	$434,916
Depreciation, depletion, accretion and amortization	(76,775)	(71,908)	(148,339)	(141,314)
Adjusted EBIT	$210,879	$207,560	$288,623	$293,602

Adjusted EBITDA for 2016 has been revised to conform with the 2017 presentation which no longer includes an adjustment for charges associated with business development. We no longer exclude charges associated with business development as they are deemed to represent normal recurring operating expenses.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Diluted EPS	$0.83	$0.93	$1.15	$1.24
Items included in Adjusted EBITDA above	0.07	(0.03)	0.09	0.08
Alabama NOL carryforward valuation allowance	0.00	0.00	0.00	0.00
Foreign tax credit carryforward impairment	0.00	0.00	0.00	0.00
Adjusted Diluted EPS	$0.90	$0.90	$1.24	$1.32

The following reconciliation to the mid-point of the range of 2017 Projected EBITDA excludes adjustments for the future outcome of legal proceedings, charges associated with divested operations, asset impairment and other unusual gains and losses. Due to the difficulty of forecasting the timing or amount of items that have not yet occurred, are out of our control, or cannot be reasonably predicted, we are unable to estimate the significance of this unavailable information.

2017 Projected EBITDA

(in millions)
Mid-point
Net earnings	$430
Income tax expense	170
Interest expense, net	190
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	300
Projected EBITDA	$1,090